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                      AMENDMENT AND MODIFICATION OF LEASES


               AMENDMENT AND MODIFICATION OF LEASES made as of June 13, 1995 by and between BUCHBINDERS RESTAURANT INC., with offices c/o Buchbinder & Warren, One Union Square, New York, New York 10003 dated as of the 1st day of January, 1986 ("Buchbinders") and 377 THIRD AVENUE CO, dated as of the 1st day of April, 1986 ("377 Third"), which two leases together may hereinafter be referred to as "The Leases", and ARK 27TH ST., INC., with offices at 85 Fifth Avenue, New York, New York 10003 ("Tenant").

                              W I T N E S S E T H:

               WHEREAS, Buchbinders and Tenant entered into a certain agreement of lease dated as of January 1, 1986 whereby premises 375 Third Avenue and a portion of 203 East 27th Street, New York, New York were leased to Tenant as described in such lease.

               WHEREAS, 377 Third and Tenant entered into a certain agreement of lease dated as of April 1, 1986 whereby store and basement at 377 Third Avenue, New York, New York were leased to Tenant.

               WHEREAS, the parties wish to modify and extend The Leases, it is hereby agreed as follows:

               1. The term of The Leases shall be extended for a five-year period commencing January 1, 1996 through December 31, 2000.

               2. The aggregate base rental payable pursuant to The Leases shall be at the rate of $200,000.00 per annum, payable in monthly installments of $16,666.67.

               3. Paragraph 2(a) of Buchbinders is hereby amended whereby the figure "5%" is deleted and replaced with 10%, which overage shall be payable in each calendar year where the aggregate gross receipts of both premises exceed $1,900,000.00.

               4. In lieu of the tax contribution called for under The Leases, Tenant shall pay as tax contribution any increase in taxes over and above the fiscal tax year 1994/95 as follows:



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                      375 Third Avenue      -         100%
                      203 East 27th Street  -         25%
                      377 Third Avenue      -         50%

         5. Tenant shall pay for any increase in vault taxes over and above fiscal tax year ending May 31, 1995 with regard to the premises covered by The Leases.

         6. Tenant shall pay for all water & sewer charges as a result of any meter servicing premises 373 Third Avenue and 375 Third Avenue, as well as 203 East 27th Street, New York, New York.

         7. Except as hereby extended and amended all of the terms, covenants and conditions of The Leases shall remain in full force and effect.

         IN WITNESS WHEREOF Buchbinders, 377 Third and Tenant have duly executed this Amendment as of the day and year first above written.

                                       BUCHBINDERS RESTAURANT, INC.


                                       By:_______________________________


                                       377 THIRD AVENUE CO.


                                       By:_______________________________


                                       ARK 27TH ST., INC.


                                       By:_______________________________
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